CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151733 on Form S-8 of our report dated June 26, 2015, relating to the financial statements of the Sun Advantage Savings and Investment Plan ( the "Plan"), appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 26, 2015